UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       MARTIN,   KATHLEEN  R

      309 N BROADWAY
      RIVERTON,  WY   82501
    USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
      (USEG)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     August 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Director of Majority Owned Subsidiary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  $.01 Par Value Common Sto|N/A   |    | |NONE              |   |N/A        |220                |I (a) |By Husband                 |
ck                         |      |    | |                  |   |           |                   |      |                           |
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  $.01 Par Value Common Sto|N/A   |    | |NONE              |   |N/A        |512,359            |( b)  |By Crested                 |
ck                         |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Stock Option (Right t|$2.25/sh|08/08|A   | |5,000      |A  |08/08|12/07|Common Stock|5,000  |N/A    |5,000       |   |            |
o Buy) (c)            |        |/02  |    | |           |   |/02  |/11  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Attachment to Form 4 dated August 30,
2002.
(a) Consists of shares held directly by the Reporting Person's husband who exercises sole voting and dispositive powers over the shares. The
Reporting Person disclaims beneficial and pecuniary interest in these shares.
(b) Consists of shares held by Crested Corp., a majority-owned subsidiary of USEG. The Reporting Person is a director of Crested. The Reporting
Person is not controlling shareholder of Crested, and therefore does not have a pecuniary interest in the USEG shares held by Crested, under Rule 16a-1(a)2(iii) and disclaims any beneficial interest in the USEG shares held by Crested.
(c) Stock options granted under the U.S. Energy Corp. 2001 Incentive Stock Option Plan, and exempt under Rule 16b-3.
SIGNATURE OF REPORTING PERSON
  /s/  KATHLEEN R. MARTIN
DATE
  August 30, 2002